EXHIBIT 21

                           STAR BANC CORPORATION
                      SUBSIDIARIES OF THE REGISTRANT




Star Bank, N.A.  (A)

The Miami Valley Insurance Company  (C)

Star Banc Finance, Inc. (A)

Star Capital Corporation (A)

P.N.B. Insurance Agency  (B) *

First-In-Leasing, Inc.  (B) *



(A)  Ohio Corporation
(B)  Indiana Corporation
(C)  Arizona Corporation

*  Inactive